UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 28, 2022

Date of Report (Date of earliest event reported)

Q BioMed Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55535	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 588-0022

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

Conversion of Convertible Debenture

On July 26, 2021, we entered into a Securities Purchase Agreement with Platinum Point Capital LLC, pursuant to which we sold a convertible debenture (the “Platinum Debenture”) in the principal amount of $806,250 and a warrant to purchase up to 645,000 shares of common stock (the “Warrant”) for a total purchase price of $750,000. The principal amount of the Platinum Debenture was increased by approximately $242,000 pursuant to a Limited Agreement and Release entered into on December 15, 2021.

On April 28, 2022, Platinum Point Capital LLC converted $150,000 of the Platinum Debenture into 1,162,790 of our common stock at a price of $0.129 per share. Upon conversion, the remaining balance under the Platinum Debenture, including accrued interest, is $702,869.

Conversion of Convertible Debenture

On September 29, 2021, we entered into a Securities Purchase Agreement with GS Capital Partners, LLC, pursuant to which we sold a convertible debenture (the “GS Debenture”) in the aggregate principal amount of $2,200,000.

On May 12, 2022, GS Capital Partners, LLC converted $77,712.33 of the GS Debenture into 726,903 of our common stock at a price of $0.1069 per share. Upon conversion, the remaining principal balance under the GS Debenture is $2,125,000.

Conversion of Series B Convertible Preferred Stock

On April 28, 2022, YA II PN Ltd. converted 30,000 Series B Convertible Preferred Stock into 2,115,655 shares of common stock of the Company at a conversion price of $0.1418 per share of common stock. Upon conversion, YA II PN Ltd. had 370,000 Series B Convertible Preferred Stock remaining.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.

Date: May 13, 2022	By:	/s/ Denis Corin
	Name:	Denis Corin
	Title:	President and Chief Executive Officer